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                                                                   EXHIBIT 10.9

CHEMGENICS PHARMACEUTICALS INC. HAS OMITTED FROM THIS PART OF EXHIBIT 10.9 PORTIONS OF THE AGREEMENT FOR WHICH CHEMGENICS PHARMACEUTICALS INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PROTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "[ ]" AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  LICENSE OPTION, LICENSE AND ROYALTY AGREEMENT

         This LICENSE OPTION, LICENSE AND ROYALTY AGREEMENT is entered into as of January 1, 1995 (the "Effective Date") by and between PFIZER INC. ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates and MYCO PHARMACEUTICALS INC. ("Myco"), a Delaware corporation, having an office at 1 Kendall Square, Building 300, Boston, Massachusetts 02139.

         WHEREAS, Pfizer desires to obtain an option to an exclusive license to Myco's right, title and interest in the Myco and Joint Patent Rights so that Pfizer exclusively can manufacture, use or sell the Products; and

         WHEREAS, Myco is willing to grant such license option;
         Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1.       DEFINITIONS.

         The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1 and in the Research Agreement.

         1.1 "RESEARCH AGREEMENT" means the Collaborative Research Agreement between Pfizer and Myco effective January 1, 1995.

         1.2 "NET SALES" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

         1.3      "MAJOR MARKET" means [
                        ].
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         1.4      "LICENSED PRODUCT" means a Product for which Pfizer has
rights under a License pursuant to this Agreement.

2. TERM AND GRANT OF LICENSE OPTION, EXERCISE OF OPTION, TERM AND GRANT OF LICENSE, RIGHTS AND OBLIGATIONS.

         2.1      LICENSE OPTION GRANTED TO PFIZER UNDER THE PATENT
RIGHTS.

                  During the term of the Research Agreement and for [          ]
after its termination ("Option Term"), Myco grants to Pfizer an exclusive option ("Option") to an exclusive, worldwide license ("License") including the right to grant sublicenses, to manufacture, use and sell each prospective Product
identified in the Research Program and each prospective [        ] developed by
Myco outside of its activities under the Research Program under all Myco's right, title and interest in the Myco and Joint Patent Rights. Pfizer may exercise the Option in accordance with the procedure set forth in Section 2.2 upon notice to Myco in a manner prescribed in Section 11.

         2.2      PROCEDURE FOR EXERCISE OF OPTION.

                  2.2.1 Whenever Pfizer or Myco, individually or jointly, identifies a compound in the course of the Research Program which it believes may qualify as a candidate Product which satisfies a Profile of Activity, it shall present the available information on the compound to the Research Committee. The Research Committee shall review the data and determine whether it believes the compound satisfies a Profile of Activity and is a bona fide
candidate for development as an [            ] and will so advise the parties
within [            ] days after the presentation of the data to it.

                  2.2.2 If the Research Committee determines that a compound should be proposed as a candidate Product which satisfies a Profile of Activity
and is a bona fide candidate for development as an [             ], it shall so
notify the parties and shall issue a "Candidate Alert Notice," or equivalent, in accordance with Pfizer's internal procedures. Pfizer shall then have
[                ] days to determine whether to exercise the Option

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for such candidate Product. If Pfizer exercises the Option for such candidate
Product, it will become a "Licensed Product" hereunder. If Pfizer does not exercise the Option for such candidate Product, it shall nevertheless have the right to reconsider such exercise and may exercise the Option for such candidate Product at any time during the Option Term. If Pfizer does not exercise the Option for such candidate Product during the Option Term, Myco will be free to develop and commercialize such candidate Product itself or with third parties after the expiration of the Option Term, if but only if Pfizer is not developing or selling a Product with the same Profile of Activity pursuant to this Agreement. If Myco commercializes such candidate Product, Myco shall be obligated to pay a royalty to Pfizer with respect to commercial sales of such Product, as set forth in Section 3.10. In such circumstances, Pfizer shall have no rights to such candidate Product or any resulting Product.

         2.3      TERM OF LICENSE.

                  Unless terminated earlier as provided below, if Pfizer exercises the Option, the License for the Licensed Product in question shall commence on the date of exercise and shall terminate on the date of the last to expire of the Patent Rights.

         2.4      PFIZER OBLIGATIONS.

                  During the term of any License:

                  2.4.1 Pfizer shall use reasonably diligent efforts to exploit the Licensed Product to which such License applies commercially, including conducting clinical trials and obtaining regulatory approvals. If Pfizer determines to cease diligent efforts to exploit the Licensed Product, Pfizer shall so notify Myco, whereupon Myco may terminate the License for such Licensed Product in the manner (and with the consequences) set forth in Section 9 hereof.

                  2.4.2 If Pfizer grants a sublicense to a third party, Pfizer shall guarantee that any such sublicensee fulfills all of Pfizer's obligations under this Agreement; provided,

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however, that Pfizer shall not be relieved of its obligations pursuant to this
Agreement.

         2.5      TECHNICAL ASSISTANCE.

                  During the term of any License, Myco shall provide Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use or sell each Licensed Product and to enjoy fully all rights granted to Pfizer pursuant to this Agreement; provided, however, that Myco is reasonably capable of providing that assistance.

         2.6      NEGOTIATION OF MUTUAL OBLIGATIONS.
                  During the term of any License:
                  2.6.1 [



                                  ].
                  2.6.2 In general, Pfizer shall be responsible for the manufacture of all Licensed Products; provided, however, that if (i) Myco acquires the capacity or ability to manufacture or supply drug products by a fermentation method consistent with FDA

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Drug Good Manufacturing Practices; and (ii) Pfizer is then manufacturing or having manufactured a Licensed Product by a similar fermentation method, then Pfizer will, in good faith, discuss with Myco, the manufacture by Myco of part of Pfizer's requirements for such Product in the United Sates and elsewhere. Pfizer shall have no obligation place an order with Myco for its US requirements
if Myco quotes a price more than [                ] above the price Pfizer is
then paying for such Licensed Product and for its foreign requirements if Myco
quotes a price which exceeds the [                ] price including savings for
taxes and duty. Under no circumstances shall Myco have the right to be the sole source for any Licensed Product.

3. PAYMENT OF ROYALTIES, ROYALTY RATES, ACCOUNTING FOR ROYALTIES, RECORDS, MILESTONE PAYMENTS, ADDITIONAL STOCK PURCHASE.

         3.1      PAYMENT OF ROYALTIES.

                  During the term of any License, Pfizer shall pay Myco a royalty based on the Net Sales of each Licensed Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice of Pfizer or any sublicensee of Pfizer with respect to such sales) of such Licensed Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Licensed Product. By way of further explanation, Pfizer shall pay royalties pursuant to Section 3.2.3 with respect to the manufacture of products whose manufacture would infringe or be covered by Patent Rights if it were done by an unlicensed third party, such royalties to be paid on the Net Sales of such Licensed Products even if the actual sale of such Licensed Products would not alone infringe or be covered by Patent Rights if such sales were made by an unlicensed third party.

         3.2      ROYALTY RATES.

                  3.2.1 During the term of any License, Pfizer shall pay Myco a royalty for the sale of each Licensed Product as set forth in Section 3.2.3; provided, however, that the royalty rate

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                  otherwise applicable to Net Sales of a Licensed Product set
forth below shall be reduced by [             ] until [           ] after that
Licensed Product has been approved for sale by the US Food and Drug Administration ("FDA") and one of its regulatory counterparts in a Major Market; provided, however, that such reduction shall in no event continue for more than
[             ] years and shall be terminated if worldwide sales of affected
Licensed Product exceed [            ] for any year. Moreover, if [









                                                                              ],
the otherwise applicable royalty rate set forth below shall be reduced by [
]; provided, however, that in no event shall the applicable royalty rates after any reduction required under this Section 3.2.1 and under Section 3.2.2 be reduced to a percentage lower than that set forth in Section 3.2.3 in the column labeled "Minimum Royalty Rates as a Percentage of net Sales."

                  3.2.2 THIRD PARTY LICENSES. If the manufacture, use or sale by Pfizer of a Licensed Product in any country would, in the opinion of both Pfizer and Myco infringe a patent owned by a third party, Pfizer and Myco shall attempt to obtain a license under such patent. If Pfizer obtains a license under such patent, [ ] of any payments made by Pfizer to such third party shall be deductible from royalty payments due from Pfizer to Myco pursuant to this Agreement; provided, however, that in no event shall royalties payable to Myco
be reduced by more than [           ] in any year as a result of all such
deductions under this Section 3.2.2. All such

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computations, payments and adjustments shall be on a country by country and patent by patent basis.

                  3.2.3 The royalty paid by Pfizer to Myco shall be the sum of the Net Sales in each Tier multiplied by the applicable royalty rate for that Tier. Royalty rates with respect to Products are as follows:

   NET SALES IN                 ROYALTY RATES AS            MINIMUM ROYALTY
MILLIONS OF DOLLARS              A PERCENTAGE OF        RATES AS A PERCENTAGE OF
     ("TIERS")                       NET SALES                OF NET SALES

--------------------------------------------------------------------------------

[                                                                              ]
[                                                                              ]
[                                                                              ]
[                                                                              ]
[                                                                              ]

         The Minimum Royalty Rate in the third column is the absolute minimum after all offsets and deductions permitted under this Agreement, except for the credit permitted by Section 3.8.

         3.3 RENEGOTIATION OF ROYALTY RATES.

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         3.4      PAYMENT DATES.

                  Royalties shall be paid by Pfizer on Net Sales within sixty
(60) days after the end of each calendar quarter in which

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such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Licensed Product, and a calculation of the amount of royalty due.

         3.5      ACCOUNTING.

                  The Net Sales used for computing the royalties payable to Myco by Pfizer shall be computed and paid in US dollars by check or other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.

         3.6 ROYALTIES WITH RESPECT TO PRODUCTS WHICH EMPLOY MYCO OR JOINT TECHNOLOGY BUT WHICH DO NOT INFRINGE PATENT RIGHTS.

                  In those countries of the world in which Pfizer sells [      ]
which employ Myco Program Technology, Myco Non-Program Technology or Joint Technology but which, even in the absence of a license, do not infringe an issued patent within Patent Rights claiming Myco Program Technology, Myco Non-Program Technology or Joint Technology, and are not covered by a claim of a pending patent application within Patent Rights claiming Myco Program Technology, Myco Non-Program Technology or Joint Technology and are not within the claims of any patent or patent application owned or controlled by Pfizer,
Pfizer will pay Myco a royalty equal to [              ] of Net Sales of such
[            ].  Sections 3.2.2, 3.4, 3.5, 3.7 and 3.8 shall apply to such royalties, but [

                         ]

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         3.7      RECORDS.

                  Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Myco shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Myco to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Myco agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Myco to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Myco to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.

         3.8      MILESTONE PAYMENTS.

                  Pfizer shall pay Myco, within sixty (60) days of the completion of each respective event set forth below ("Event"), the payment listed opposite that Event. payments shall be made in US dollars by check or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to the first Licensed Product in each Activity Profile

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affected by an Event so that the occurrence of an event with respect to additional Licensed Products contemplated in each Activity Profile will not require Pfizer to make an additional payment with respect to that Event. All payments made by Pfizer pursuant to this Section 3.8 shall be credited against all sums due to Myco pursuant to Section 3.2 of this Agreement; provided, however, that the sums due pursuant to Section 3.2 in any calendar year shall
not be reduced by virtue of this credit by more than [                ].

                                  EVENT                               AMOUNT

[






                                                                              ]

         3.9      ADDITIONAL STOCK PURCHASE.
                  If and [

                                    ], Pfizer will purchase
additional shares of Myco common stock in accordance with the terms and conditions of the Stock Purchase Agreement. Pfizer will invest [ ] at the rate of [ ] per share (adjusted for any stock split, stock dividend or reverse stock split) if Myco common stock is not publicly traded or at the [ ] if Myco stock is publicly traded on that date. The purchase price will not be applied to royalties due to Myco pursuant to this

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Agreement and Pfizer shall be obligated to make such purchase once only during the term of this Agreement.

         3.10     MYCO ROYALTY PAYMENTS.

                  In the event Myco shall have the right to develop and commercialize any Product pursuant to Section 2.2, 2.4 or 9.3, Myco shall be obligated to pay royalties to Pfizer on commercial sales of such Product for patient treatment pursuant to an approved NDA or foreign equivalent. In the case of such sales by Myco or its Affiliates, such royalty shall be equal to [
         ] of Net Sales by Myco or its Affiliates of such Product (Net Sales having the meaning set forth in Section 1.2 with Myco substituted for Pfizer). In the case of such sales by a licensee of Myco, such royalty shall be the
lesser of (i) [          ] of the licensee's Net Sales of such Product (Net
Sales having the meaning set forth above) or (ii) [         ] of royalties
received by Myco from the licensee with respect to such commercial sales of the Product by the licensee. For the avoidance of doubt, it is acknowledged that equity investments, payments for services and payments for the purchase of goods are not considered royalties with respect to commercial sales by the licensee.

                  In the event Myco is obligated to pay royalties to Pfizer pursuant to this Section 3.10, Sections 3.2.1 (after the first semi-colon), 3.2.2, 3.3, 3.4, 3.5 and 3.7 shall apply, with the rights and obligations of Pfizer and Myco thereunder being reversed.

         3.11 MYCO OBLIGATIONS TO LICENSORS. Myco shall be responsible for any payment due as a result of this Agreement to any third party which has heretofore licensed any Technology to Myco.

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4.       LEGAL ACTION.

         4.1      ACTUAL OR THREATENED INFRINGEMENT.

                  Subject to Myco's obligations to licensors, if any, of
Myco Patent Rights or Joint Patent Rights, when information comes to the attention of Pfizer to the effect that any Myco or Joint Patent Rights relating to a Licensed Product have been or are threatened to be unlawfully infringed Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement. Pfizer shall notify Myco promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Myco to join any such suit, action or proceeding, Myco shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to act in Myco's name. If Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and
[               ] of any funds that shall remain from said recovery shall be paid to Myco and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to Myco of the above-described information, notify Myco of Pfizer's intent to bring suit against any infringer, Myco shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Myco shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Myco. However, [
     ] of any such sum received by Myco, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to Pfizer. Each party shall always have the right to be represented by counsel of its own

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selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section . If Pfizer lacks standing and Myco has standing to bring any such suit, action or proceeding, then Myco shall do so at the request of Pfizer and at Pfizer's expense.

         4.2      DEFENSE OF INFRINGEMENT CLAIMS.

                  Myco will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Myco, Pfizer or Joint Patent Rights in the manufacture, use or sale of the Licensed Product. Pfizer shall give Myco prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Myco a coy of each communication relating to the alleged infringement. Myco shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Myco, to compromise, litigate, settle or to otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Myco's prior consent to such part of any settlement which requires payment or other action by Myco or has a material adverse effect on Myco's business. If the parties agree that Myco should institute or join any suit, action or proceeding pursuant to this Section , Pfizer may at Pfizer's expense, join Myco s a defendant if necessary or desirable, and Myco shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

5. REPRESENTATION AND WARRANTY, HOLD HARMLESS.

         5.1 Myco represents and warrants to Pfizer that it has the right to grant the Option and License pursuant to this Agreement and that the Option and Licenses so granted do not conflict with

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or violate the terms of any agreement between Myco and any third party.

         5.2 Myco agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proven claim of a third party that it has been granted rights by Myco that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Myco pursuant to this Agreement, has infringed upon such rights granted to such third party by Myco.

6.       TREATMENT OF CONFIDENTIAL INFORMATION.

         6.1      Pfizer and Myco each recognize that the other's
Confidential Information constitutes highly valuable, confidential information. Subject to rights and obligations of the parties pursuant this Agreement and the Research Agreement, Pfizer and Myco each agree that during the term of the Research Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Myco Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor Myco nor any of their respective Affiliates shall use such Confidential Information of the other party except as expressly permitted in this Agreement or the Research Agreement.

                  6.1.1 Subject to the parties' rights and obligations pursuant to this Agreement and the License Agreement, Pfizer and Myco each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to the parties' rights and obligations pursuant to this Agreement and the License Agreement, Pfizer and Myco each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party.

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Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

                  6.1.2 Myco and Pfizer each represent that all of its employees, and any consultants to such party, who shall have access to Pfizer Program Technology, Pfizer Non-Program Technology, Myco Program Technology, Myco Non-Program Technology or Joint Technology and Pfizer Confidential Information and Myco Confidential Information are bound by agreement to maintain such information in confidence.

                  6.1.3 Notwithstanding anything to the contrary set forth herein or in the Research Agreement, in the event Myco shall have the right to develop and commercialize a Product pursuant to this Agreement or the Research Agreement, Myco shall have the right to disclose and transfer (i) Confidential Information and Materials which are part of the Myco Program Technology or Myco Non-Program Technology with respect to such Product and (ii) Confidential Information and Materials other than compounds which are part of the Joint Technology with respect to such Product, to third parties who execute a Confidentiality agreement with respect thereto.

         6.2      PUBLICITY.

                  Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the parties, upon the execution of this Agreement, will agree to a news release for publication in

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general circulation periodicals. The parties may disclose the existence of this
Agreement without the consent of the other and, once a particular item has been generally disclosed, may further disclose such item without the consent of the other.

         6.3      DISCLOSURE OF INVENTIONS.

                  Each party shall promptly inform the other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Research Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.

7.       PROVISIONS CONCERNING THE FILING, PROSECUTION AND
         MAINTENANCE OF PATENT RIGHTS.

         The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the term of this Agreement:

         7.1      FILING, PROSECUTION, AND MAINTENANCE BY MYCO.

                  With respect to Myco Patent Rights, Myco shall have the exclusive right and obligation:

                  (a) to file applications for letters patent on any patentable invention included in Myco Program Technology and Myco Non-Program Technology; provided, however, that Myco shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Myco file such applications; and, further provided, that Myco, at its option and expense, may file in countries where Pfizer does not request that Myco file such applications;

                  (b) to prosecute all pending and new patent applications included within Myco Patent Rights;

                  (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

                  (d) to maintain in force any letters patent included in Myco Patent Rights by duly filing all necessary papers and

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paying any fees required by the patent laws of the particular country in which such letters patent were granted.

                  (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Myco Patent Rights.

                  Myco shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Myco Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

                  7.1.1 COPIES OF DOCUMENTS. Myco shall provide to Pfizer copies of all patent applications that are part of Myco Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer patent counsel. For the same purpose Myco shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner for such review and shall provide to Pfizer every six (6) months a report detailing their status.

                  7.1.2 REIMBURSEMENT OF COSTS FOR FILING, PROSECUTING AND MAINTAINING PATENT RIGHTS. Within thirty (30) days of receipt of invoices from Myco, Pfizer shall reimburse Myco for all the costs of filing, prosecuting, responding to opposition and the like and maintaining patent applications and patents (including without limitation costs incurred by Myco with respect to Patent Rights licensed to Myco by third parties) in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to Funding Payments. However, Pfizer may, upon sixty (60) days notice, request that Myco discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Myco for the costs of filing, prosecuting, responding to opposition and the like or maintaining such patent application or patent in any country. Myco shall pay all costs in those

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countries in which Pfizer does not request that Myco file, prosecute or maintain patent applications and patents, but in which Myco, at is option, elects to do so.

                  7.1.3 Pfizer shall have the right to file on behalf of Myco all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 for Myco or Joint Patent Rights described in this
Section 7.1 licensed to Pfizer. Myco agrees to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard. If Pfizer determines not to apply for any such extension, Pfizer shall so notify Myco in writing at least ninety (90) days prior to the deadline for such application, and Myco may do so and Pfizer shall cooperate fully with Myco and provide all necessary information within Pfizer's control to Myco for use therein.

         7.2      FILING, PROSECUTION AND MAINTENANCE BY PFIZER.

                  With respect to Pfizer Patent Rights and Patent Rights claiming Joint Technology, Pfizer shall have those rights and duties ascribed to Myco in Section 7.1

         7.3 Neither party may disclaim a Patent Rights without the consent of the other.

8.       OTHER AGREEMENTS, CONDITION PRECEDENT.

         8.1 Concurrently with the execution of this Agreement, Myco and Pfizer shall enter into the Research Agreement and the Stock Purchase Agreement. This Agreement, the Stock Purchase Agreement and the Research Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to the same.

9.       TERMINATION AND DISENGAGEMENT.

         9.1      EVENTS OF TERMINATION.

                  The following events shall constitute events of termination ("Events of Termination"):

                  (a) Any written representation or warranty by Myco or Pfizer, or any of its officers, made under or in connection with

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this Agreement shall prove to have been incorrect in any material respect when made.

                  (b) Myco or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and such failure shall remain unremedied for thirty (30) days after written notice to the filing party.

         9.2      TERMINATION.

                  Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

         9.3 Upon termination of this Agreement, all Licenses granted hereunder shall terminate. In such event, all rights to Licensed Products covered by such Licenses shall become the sole property of Myco and Myco will be free to develop and commercialize such Products itself or with third parties after the expiration of the Option Term, if, but only if Pfizer is not developing or selling a Product with the same Profile of Activity pursuant to this Agreement. Notwithstanding the foregoing, in the event Myco shall have the right to terminate this Agreement as a result of an Event of Termination committed by Pfizer, Myco may, in its sole discretion, terminate the License covering the Licensed Product with respect to which the Event of Termination occurred, rather than terminating this Agreement, in which event only Pfizer's rights to such Licensed Product shall become the sole property of Myco and Myco shall only have the right to develop and commercialize such Product, itself or with third parties, after the expiration of the Option Term, if but only if Pfizer is not developing or selling a Product with the same Profile of Activity pursuant to this Agreement. In the event Myco shall develop and sell commercially any Product for which Pfizer's License has terminated, or in the event Myco shall license the rights to such Product to a third party, Myco shall be obligated to pay royalties in accordance with Section 3.10.

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         9.4 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2 of the Research Agreement.

         9.5 Termination of this Agreement for any reason shall be without prejudice to:

                  (a) the rights and obligations of the parties provided in Sections 6 and 10;

                  (b) Myco's right to receive all royalty payments accrued hereunder; or

                  (c) any other remedies which either party may otherwise have.

10.      INDEMNIFICATION.

         10.1     INDEMNIFICATION OF MYCO BY PFIZER.

                  Pfizer shall indemnify, defend and hold harmless Myco and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Myco Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Myco Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from the material breach, negligence or willful misconduct on the part of Myco), arising out of the production, manufacture, promotion, sale or use by any person of any Product or Antifungal Drug which is manufactured or sold by Pfizer or by an Affiliate, sublicensee, distributor or agent of Pfizer.

         10.2 The foregoing indemnification shall not apply if an Indemnitee fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense

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of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

11.      NOTICES.

         All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

         If to Pfizer:            To Pfizer at its address as set forth at
                                  the beginning of this Agreement
                                  Attention: President, Central Research
                                  with copy to: General Counsel

         If to Myco:              To Myco at its address as set forth at
                                  the beginning of this Agreement
                                  Attention: President

Notices shall be deemed given as of the date received.

12.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.      MISCELLANEOUS.

         13.1     BINDING EFFECT.

                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         13.2     HEADINGS.

                  Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

         13.3     COUNTERPARTS.

                  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

         13.4     AMENDMENT; WAIVER; ETC.

                  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any

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provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         13.5     NO THIRD PARTY BENEFICIARIES.

                  Except as set forth in Section 10 hereof, no third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties as agents for the other or as partners with each other or any third party.

         13.6     ASSIGNMENT AND SUCCESSORS.

                  This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

         13.7     FORCE MAJEURE.

                  Neither Pfizer nor Myco shall be liable for failure or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Myco.

         13.8     SEVERABILITY.

                  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

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PFIZER INC.                                          MYCO PHARMACEUTICALS INC.
By: ______________________                           By: _______________________
Title: ___________________                           Title: ____________________
Date: ____________________                           Date: _____________________

cc:      Pfizer Inc, Legal Division, Groton, CT  06430

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